Exhibit 99.1

Cross Country Healthcare Announces Third Quarter 2016 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 2, 2016--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced financial results for the third quarter ended September 30, 2016.

GAAP Financial Highlights:

  Revenue was $215.0 million compared to $195.7 million in the prior year quarter
  Net income attributable to common shareholders was $14.1 million compared to $5.0 million in the prior year quarter
  Diluted Earnings Per Share (EPS) was $0.22 compared to $0.16 in the prior year quarter

Other Financial Highlights:

  Revenue was $215.0 million, up 10% year-over-year and 7% on a proforma basis
  Adjusted EBITDA was $13.1 million, or 6.1% of revenue versus $12.3 million, or 6.3% of revenue in the prior year
  Adjusted EPS was $0.24 compared to $0.23 in the prior year
  Cash flow from operations was $19.4 million compared to $12.9 million in the prior year

Note: Refer to table and discussion of Non-GAAP financial measures below.

“This was a strong quarter for the company with revenue, Adjusted EBITDA and Adjusted EPS all significantly ahead of guidance," said William J. Grubbs, President & Chief Executive Officer. "The investments and improvement initiatives we have been working on for more than three years are starting to pay off, giving us good momentum going into the fourth quarter and 2017."

Third quarter consolidated revenue was $215.0 million, an increase of 10% year-over-year and 8% sequentially. The Company's consolidated gross profit margin was 27.1%, up 80 basis points year-over-year and down 40 basis points sequentially. Net income attributable to common shareholders was $14.1 million compared to $5.0 million in the prior year. The third quarter included a gain on the derivative liability of $7.1 million as compared to a $2.9 million loss in the prior year that was partly offset by a $1.3 million after-tax gain on the sale of a business. Diluted EPS was $0.22 per share compared to $0.16 per share in the prior year. Adjusted EBITDA was $13.1 million or 6.1% of revenue, as compared with $12.3 million or 6.3% of revenue in the prior year. Adjusted EPS was $0.24 compared to $0.23 in the prior year and $0.16 in the prior quarter.

For the nine months ended September 30, 2016, consolidated revenue was $611.0 million, an increase of 6% year-over-year. Consolidated gross profit margin was 26.9%, up 130 basis points year-over-year. Net income attributable to common shareholders was $15.9 million, or a net loss of $0.04 per diluted share, compared to net income of $10.5 million, or $0.33 per diluted share, in the prior year. Adjusted EBITDA was $32.7 million or 5.4% of revenue, as compared with $26.6 million or 4.6% of revenue in the prior year. Adjusted EPS was $0.49 compared to $0.36 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $186.6 million, an increase of 19% year-over-year and 8% sequentially. Contribution income in this segment was $19.5 million, up from $16.6 million in the prior year. The year-over-year increase in segment revenue and contribution income was due to improved pricing and the impact of the Mediscan acquisition. Average field FTEs increased to 6,954 from 6,646 in the prior year. Revenue per FTE per day was $292 compared to $257 in the prior year, reflecting higher average bill rates.

Physician Staffing

Revenue from Physician Staffing was $25.1 million, a decrease of 19% year-over-year and an increase of 5% sequentially. Contribution income was $2.4 million, down from $3.2 million in the prior year. Compared to the prior year, total days filled decreased to 16,639 from 20,543 while revenue per day filled increased to $1,576 from $1,505 due to improved pricing and mix of business.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.3 million, a decrease of 56% year-over-year and 6% sequentially. The year-over-year decrease was primarily the result of the divestiture of the education seminars business in August 2015. Revenue from our physician and executive search business decreased 23% compared to the prior year. Contribution income was a loss of $0.2 million, compared to income of $0.4 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities was $19.4 million compared to $12.9 million in the same period of the prior year. At September 30, 2016, the Company had $26.7 million in cash and cash equivalents, $39.5 million of term loan and $25.0 million of convertible notes at par. There were no borrowings drawn on its $100.0 million revolving credit facility, and $22.2 million of letters of credit outstanding, leaving $77.8 million available for borrowings under the revolving credit facility.

Outlook for Fourth Quarter and Full Year 2016

	Q4 2016 Range	Year-over-Year Change

Revenue	$207 million - $212 million	7% - 10%

Gross profit margin	26.7% - 27.2%	60 - 110 bps

Adjusted EBITDA margin	6.0% - 6.5%	30 - 80 bps

Adjusted EPS	$0.22 - $0.24	$0.04 - $0.06

	FY 2016 Range	Year-over-Year Change

Revenue	$818 million - $823 million	7%

Adjusted EBITDA margin	5.5% - 6.0%	60 - 110 bps

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, November 3, 2016, at 9:00 A.M. Eastern Time to discuss its third quarter 2016 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from November 3rd through November 17th at the Company's website and a replay of the conference call will be available by telephone by calling 800-395-7443 from anywhere in the U.S. or 203-369-3271 from non-U.S. locations - Passcode: 2016.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 9,500 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of approximately 75 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, outsourcing services, predictive modeling and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2016	2015	2016	2016	2015

Revenue from services	$214,988	$195,692	$199,443	$611,014	$574,273
Operating expenses:
Direct operating expenses	156,778	144,206	144,597	446,912	427,387
Selling, general and administrative expenses	45,922	39,227	44,675	133,530	121,284
Bad debt expense	19	549	228	496	771
Depreciation	995	953	1,059	3,059	2,902
Amortization	1,097	982	1,406	3,910	2,947
Loss on sale of business (a)	—	2,184	—	—	2,184
Acquisition and integration costs (b)	—	584	—	—	742
Acquisition-related contingent consideration (c)	237	—	183	707	—
Restructuring costs (d)	611	140	—	611	1,147
Impairment charges (e)	—	—	24,311	24,311	—
Total operating expenses	205,659	188,825	216,459	613,536	559,364
Income (loss) from operations	9,329	6,867	(17,016)	(2,522)	14,909
Other expenses (income):
Interest expense	1,435	1,654	1,608	4,678	5,163
(Gain) loss on derivative liability (f)	(7,105)	2,894	3,571	(19,970)	385
Loss on early extinguishment of debt (g)	—	—	1,568	1,568	—
Other income, net	(92)	(100)	(34)	(143)	(30)
Income (loss) before income taxes	15,091	2,419	(23,729)	11,345	9,391
Income tax expense (benefit)	802	(2,732)	(6,634)	(5,035)	(1,490)
Consolidated net income (loss)	14,289	5,151	(17,095)	16,380	10,881
Less: Net income attributable to noncontrolling interest in subsidiary	223	142	142	529	365
Net income (loss) attributable to common shareholders	$14,066	$5,009	$(17,237)	$15,851	$10,516

Net income (loss) per share attributable to common shareholders - Basic	$0.44	$0.16	$(0.54)	$0.49	$0.33

Net income (loss) per share attributable to common shareholders - Diluted	$0.22	$0.16	$(0.54)	$(0.04)	$0.33

Weighted average common shares outstanding:
Basic	32,221	31,541	32,085	32,088	31,412
Diluted (h)	36,255	32,168	32,085	36,215	32,048

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2016	2015	2016	2016	2015
Adjusted EBITDA: (i)
Net income (loss) attributable to common shareholders	$14,066	$5,009	$(17,237)	$15,851	$10,516
Depreciation and amortization	2,092	1,935	2,465	6,969	5,849
Interest expense	1,435	1,654	1,608	4,678	5,163
Income tax expense (benefit)	802	(2,732)	(6,634)	(5,035)	(1,490)
Loss on sale of business (a)	—	2,184	—	—	2,184
Acquisition and integration costs (b)	—	584	—	—	742
Acquisition-related contingent consideration (c)	237	—	183	707	—
Restructuring costs (d)	611	140	—	611	1,147
Impairment charges (e)	—	—	24,311	24,311	—
(Gain) loss on derivative liability (f)	(7,105)	2,894	3,571	(19,970)	385
Loss on early extinguishment of debt (g)	—	—	1,568	1,568	—
Other income, net	(92)	(100)	(34)	(143)	(30)
Equity compensation	847	557	1,119	2,614	1,773
Net income attributable to noncontrolling interest in subsidiary	223	142	142	529	365
Adjusted EBITDA (i)	$13,116	$12,267	$11,062	$32,690	$26,604

Adjusted EPS: (j)
Numerator:
Net income (loss) attributable to common shareholders	$14,066	$5,009	$(17,237)	$15,851	$10,516
Interest on Convertible Notes (j)	853	—	—	2,529	—
Gain on derivative liability (j)	(7,105)	—	—	(19,970)	—
Net income (loss) attributable to common shareholders - diluted, GAAP	7,814	5,009	(17,237)	(1,590)	10,516
Non-GAAP Adjustments:
Loss on sale of business (a)	—	2,184	—	—	2,184
Acquisition and integration costs (b)	—	584	—	—	742
Acquisition-related contingent consideration (c)	237	—	183	707	—
Restructuring costs (d)	611	140	—	611	1,147
Impairment charges (e)	—	—	24,311	24,311	—
Loss on derivative liability (f) (j)	—	2,894	3,571	—	385
Loss on early extinguishment of debt (g)	—	—	1,568	1,568	—
Interest on Convertible Notes (j)	—	—	—	(2,529)	—
Tax impact of non-GAAP Adjustments (k)	—	(3,524)	(7,036)	(7,036)	(3,524)
Adjusted net income attributable to common shareholders - diluted, non-GAAP	$8,662	$7,287	$5,360	$16,042	$11,450

Denominator:
Weighted average common shares - diluted, GAAP	36,255	32,168	32,085	36,215	32,048
Adjustment to diluted shares (j)	—	—	601	(3,521)	—
Adjusted weighted average common shares - diluted, non-GAAP	36,255	32,168	32,686	32,694	32,048

Diluted EPS, GAAP	$0.22	$0.16	$(0.54)	$(0.04)	$0.33
Non-GAAP Adjustments	0.02	0.07	0.69	0.54	0.03
Adjustment for change in dilutive shares	—	—	0.01	(0.01)	—
Adjusted EPS, non-GAAP	$0.24	$0.23	$0.16	$0.49	$0.36

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$26,707	$2,453
Accounts receivable, net	147,173	146,873
Prepaid expenses	5,271	4,521
Insurance recovery receivable	2,704	2,866
Other current assets	1,555	2,032
Total current assets	183,410	158,745
Property and equipment, net	12,434	10,470
Goodwill, net	77,376	95,096
Intangible assets, net	72,413	82,914
Debt issuance costs, net	981	376
Other non-current assets	18,122	17,994
Total assets	$364,736	$365,595

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$45,397	$41,098
Accrued employee compensation and benefits	30,651	29,402
Current portion of long-term debt and capital lease obligations	2,272	8,071
Deferred purchase price	—	2,184
Other current liabilities	6,386	5,291
Total current liabilities	84,706	86,046
Long-term debt and capital lease obligations	70,236	81,301
Non-current deferred tax liabilities	12,585	18,475
Long-term accrued claims	30,156	30,070
Contingent consideration	2,773	3,533
Other long-term liabilities	5,037	4,826
Total liabilities	205,493	224,251

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	256,118	254,108
Accumulated other comprehensive loss	(1,219)	(1,207)
Accumulated deficit	(96,206)	(112,056)
Total Cross Country Healthcare, Inc. stockholders' equity	158,696	140,848
Noncontrolling interest	547	496
Total stockholders' equity	159,243	141,344
Total liabilities and stockholders' equity	$364,736	$365,595

Cross Country Healthcare, Inc.
Segment Data (l)
(Unaudited, amounts in thousands)

	Three Months Ended						% Change Fav/(Unfav)
	September 30,	% of	September 30,	% of	June 30,	% of	Year-over-
	2016	Total	2015	Total	2016	Total	Year	Sequential

Revenue from services:
Nurse and Allied Staffing	$186,623	87%	$157,338	80%	$172,048	86%	19%	8%
Physician Staffing	25,090	12%	30,959	16%	23,927	12%	(19)%	5%
Other Human Capital Management Services	3,275	1%	7,395	4%	3,468	2%	(56)%	(6)%
	$214,988	100%	$195,692	100%	$199,443	100%	10%	8%

Contribution income: (m)
Nurse and Allied Staffing	$19,472		$16,560		$17,615		18%	11%
Physician Staffing	2,400		3,197		2,050		(25)%	17%
Other Human Capital Management Services	(154)		372		69		(141)%	(323)%
	21,718		20,129		19,734		8%	10%

Unallocated corporate overhead (n)	9,449		8,419		9,791		(12)%	3%
Depreciation	995		953		1,059		(4)%	6%
Amortization	1,097		982		1,406		(12)%	22%
Loss on sale of business (a)	—		2,184		—		100%	—%
Acquisition and integration costs (b)	—		584		—		100%	—%
Acquisition-related contingent consideration (c)	237		—		183		(100)%	(30)%
Restructuring costs (d)	611		140		—		(336)%	(100)%
Impairment charges (e)	—		—		24,311		—%	100%
Income (loss) from operations	$9,329		$6,867		$(17,016)		36%	155%

	Nine Months Ended				% Change Fav/(Unfav)
	September 30,	% of	September 30,	% of	Year-over- Year
	2016	Total	2015	Total

Revenue from services:
Nurse and Allied Staffing	$527,436	86%	$459,127	80%	15%
Physician Staffing	73,470	12%	88,100	15%	(17)%
Other Human Capital Management Services	10,108	2%	27,046	5%	(63)%
	$611,014	100%	$574,273	100%	6%

Contribution income: (m)
Nurse and Allied Staffing	$53,877		$40,283		34%
Physician Staffing	6,003		7,541		(20)%
Other Human Capital Management Services	(196)		1,721		(111)%
	59,684		49,545		20%

Unallocated corporate overhead (n)	29,608		24,714		(20)%
Depreciation	3,059		2,902		(5)%
Amortization	3,910		2,947		(33)%
Loss on sale of business (a)	—		2,184		100%
Acquisition and integration costs (b)	—		742		100%
Acquisition-related contingent consideration (c)	707		—		(100)%
Restructuring costs (d)	611		1,147		47%
Impairment charges (e)	24,311		—		(100)%
(Loss) income from operations	$(2,522)		$14,909		(117)%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2016	2015	2016	2016	2015

Net cash provided by operating activities (in thousands)	$19,402	$12,869	$10,303	$32,269	$18,866

Nurse and Allied Staffing statistical data:
FTEs (o)	6,954	6,646	6,884	6,885	6,569
Average Nurse and Allied Staffing revenue per FTE per day (p)	$292	$257	$275	$280	$256

Physician Staffing statistical data:
Days filled (q)	16,639	20,543	14,480	47,961	59,470
Revenue per day filled (r)	$1,576	$1,505	$1,525	$1,542	$1,485

(a)	On August 31, 2015, the Company completed the sale of Cross Country Education, LLC, to PESI, Inc. The Company recognized a pre-tax loss of $2.2 million related to the divestiture of the business. In addition, the Company recorded a benefit of $3.5 million from the reversal of valuation allowances associated with this business, resulting in an after-tax gain of $1.3 million.
(b)	Acquisition and integration costs are primarily related to due diligence efforts for the Mediscan acquisition that closed on October 30, 2015. The results of the Mediscan acquisition have been included in the Company's consolidated statements of operations since its date of acquisition.
(c)	Acquisition-related contingent consideration primarily represents the accretion adjustment to the contingent consideration liability for the Mediscan acquisition noted above.
(d)	Restructuring costs related to severance and lease consolidations incurred as part of our separate and discrete cost savings initiative.
(e)	The three months ended June 30, 2016 and nine months ended September 30, 2016 includes non-cash impairment charges of $24.3 million ($17.3 million after taxes) related to the Physician Staffing reporting unit.
(f)	(Gain) loss on derivative liability represents the change in the fair value of embedded features of our convertible notes.
(g)	Loss on early extinguishment of debt relates to the write-off of unamortized net debt discount and issuance costs as well as transaction fees and expenses related to the extinguishment of the Company's subordinated term loan.
(h)	When applying the if-converted method to our Convertible Notes, 3,521,126 shares are not included in diluted weighted average shares for the three months ended June 30, 2016 and the three and nine months ended September 30, 2015 because their effect was anti-dilutive.
(i)	Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income (loss) attributable to common shareholders before depreciation, amortization, interest expense, income tax expense (benefit), loss on sale of business, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, (gain) loss on derivative liability, loss on early extinguishment of debt, other (income) expense, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its annual cash incentive program for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(j)	Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of loss on sale of business, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, (gain) loss on derivative liability, and loss on early extinguishment of debt. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. For the three months ended June 30, 2016, the adjustments to diluted EPS, GAAP had the effect of converting the net loss to net income. As a result, potentially dilutive shares that were excluded in the diluted EPS, GAAP calculation have been included in the adjusted EPS calculation. When applying the if-converted method for the calculation of diluted EPS, GAAP, the convertible notes were dilutive for the three and nine months ended September 30, 2016. Adjustments to diluted EPS in the nine months ending September 30, 2016 had the effect of changing the impact of applying the if-converted method on our Convertible Notes from being dilutive to being anti-dilutive.
(k)	Tax impact on the non-GAAP items is related to: the reversal of indefinite-lived intangible assets related to the sale of business for the three and nine months ended September 30, 2015, and the impairment charges on indefinite-lived intangible assets of the Physician Staffing business in the three months ended June 30, 2016 and nine months ended September 30, 2016. There is no tax impact on the other items due to the Company's full valuation allowance for all reported periods.
(l)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(m)	Contribution income is defined as income from operations before depreciation, amortization, loss on sale of business, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(n)	Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expenses.
(o)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(p)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(q)	Days filled is calculated by dividing the total hours invoiced during the period by 8 hours.
(r)	Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com